N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
Permal Alternative Core Fund


In connection with the terms of the offering of Class A, Class C, Class FI, Class R, Class I and Class IS shares of Permal Alternative Core Fund (the "Fund"), Registrant incorporates by reference the Fund's prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, on post-effective Amendment No. 281 to Form N-1A, on July 29, 2013 (Accession No. 0001193125-13-306318).